Obagi Medical Products Announces Agreement to Repurchase $35 million of its Shares and Commencement of a Secondary Offering by Selling Stockholders

LONG BEACH, Calif.—Obagi Medical Products, Inc. (NASDAQ: OMPI), a leader in topical aesthetic and therapeutic skin health systems, today announced that it has entered into an agreement with Stonington Capital Appreciation 1994 Fund, L.P. and The Zein and Samar Obagi Family Trust under which the Company is obligated to purchase an aggregate of $35.0 million worth of its common stock from these selling stockholders, subject to certain conditions.

The Company also announced the commencement of an underwritten public offering of up to 3,554,847 shares of its common stock held by these two selling stockholders pursuant to the Company's shelf registration statement filed with the Securities and Exchange Commission on October 26, 2010.  The Company will not receive any proceeds from the sale of shares by the selling stockholders.  Upon completion of the proposed secondary offering and the Company’s repurchase of shares from the selling stockholders, the Company expects that the selling stockholders will cease to own any shares of the Company’s common stock.

Under the Company’s agreement with the selling stockholders, the Company will purchase the shares at the same price that the underwriter purchases shares in the proposed secondary offering; provided, however, that if the price to be paid by the Company is greater than $13.00 per share, it will not purchase any shares from the selling stockholders.  The Company’s purchase from the selling stockholders is also conditioned on the sale of shares in the proposed secondary offering.  The Company expects the purchase of the shares from the selling stockholders to close on the third business day following the selling stockholders’ sale of their shares to the underwriter.

Stifel Nicolaus Weisel is acting as sole underwriter for the secondary offering.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time that the registration statement is declared effective. The registration statement on Form S-1 may be accessed through the SEC’s website at www.sec.gov.

A prospectus supplement relating to the secondary offering will be filed with the SEC.  The offering may be made only by means of a preliminary prospectus and copies of the prospectus supplement and the accompanying base prospectus relating to the offering may be obtained, when available, by mail from: Stifel Nicolaus Weisel, Equity Syndicate Department, One Montgomery Street, Suite 3700, San Francisco, California 94104, Attention: General Counsel, or by phone at (415) 364-2500. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Obagi Medical Products, Inc.

Obagi Medical Products is a specialty pharmaceutical company that develops, markets and sells, and is a leading provider of, proprietary topical aesthetic and therapeutic prescription-strength skin care systems in the physician-dispensed market. Using its Penetrating Therapeutics technologies, Obagi Medical's products are designed to improve penetration of agents across the skin barrier to treat some of the most common and visible skin conditions in adults including premature aging, photodamage, hyperpigmentation (irregular or patchy discoloration of the skin), acne, sun damage, rosacea, and soft tissue deficits, such as fine lines and wrinkles. The history of Obagi Medical's skin care product introductions is as follows: Obagi Nu-Derm®, 1988; Obagi-C® Rx (the first prescription-strength vitamin C and hydroquinone system), 2004; Obagi® Professional-C (a line of highly stable vitamin C serums), 2005; Obagi Condition & Enhance® for use with cosmetic procedures to enhance patient outcomes and satisfaction, 2006; Obagi ELASTIderm® eye treatment and Obagi CLENZIderm M.D. acne therapeutic systems®, 2007; Obagi ELASTIderm® Décolletage System, 2008; the Obagi Rosaclear® System for rosacea, 2009; Refissa™ Tretinoin Emollient Cream, 0.05%, 2009 and ELASTILash™ in 2010. Visit www.obagi.com for more information.

Forward-Looking Statements

There are forward-looking statements contained in this press release that can be identified by the use of forward-looking terminology such as the words "believes," "expects," "may," "will," "should," "potential," "anticipates," "plans," or "intends" and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to the current condition of, and potential further deterioration in, the global economy, and whether we effect the repurchase of any shares.  A more detailed discussion of some of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. The future results covered by the forward-looking statements may not be achieved. The forward-looking statements in this release speak only as of the date they are made and, except as required by law, Obagi Medical Products does not intend to update this information.

Obagi and the Obagi logo are registered trademarks of Obagi Medical Products and/or its affiliates in the United States, EU and certain other countries.

Contact:
Preston Romm
CFO, EVP of Finance, Operations and Administration
562-628-1007